SENSATA TECHNOLOGIES REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Almelo, the Netherlands – July 26, 2016 - Sensata Technologies (NYSE: ST) today announced financial results for its second quarter and six months ended June 30, 2016.
Revenue for the second quarter 2016 was $827.5 million, an increase of $57.1 million, or 7.4%, from $770.4 million for the second quarter of 2015. Excluding an 8.5 percent positive effect from acquisitions, net of exited businesses, and a 1.2 percent negative effect from changes in foreign exchange rates, Sensata reported flat organic revenue growth in the second quarter of 2016.
Net income for the second quarter 2016 was $65.5 million, which was 7.9% of revenue, or $0.38 per diluted share. This compares to net income for the second quarter 2015 of $40.9 million, which was 5.3% of revenue or $0.24 per diluted share. Adjusted net income for the second quarter 2016 was $124.3 million which was 15.0% of revenue or $0.73 per diluted share. This compares to adjusted net income of $124.6 million which was 16.2% of revenue, or $0.73 per diluted share in the second quarter of 2015.
On a sequential basis, Sensata's adjusted net income margin of 15.0% for the second quarter increased by 80 basis points compared to an adjusted net income margin of 14.2% in the first quarter of 2016. A definition of non-GAAP measures and a reconciliation of GAAP to non-GAAP financial measures is provided in the financial tables accompanying this press release.
Revenue for the six months ended June 30, 2016 was $1,624.1 million, an increase of $103.0 million, or 6.8% from $1,521.1 million for the six months ended June 30, 2015. Excluding an 8.7 percent positive effect from acquisitions, net of exited businesses, and a 1.6 percent negative effect from changes in foreign exchange rates, Sensata reported flat organic revenue growth in the first six months of 2016.
Net income for the six months ended June 30, 2016 was $126.1 million, which was 7.8% of revenue, or $0.74 per diluted share. This compares to net income for the six months ended June 30, 2015 of $76.3 million, which was 5.0% of revenue, or $0.44 per diluted share. Adjusted net income for the six months ended June 30, 2016 was $237.5 million which was 14.6% of revenue, or $1.39 per diluted share. This was an increase of 0.9% compared to adjusted net income for the six months ended June 30, 2015 of $235.4 million which was 15.5% of revenue, or $1.37 per diluted share.
"Sensata delivered steady sequential margin expansion and earnings growth in the face of currency headwinds and a challenging market," said Martha Sullivan, President and Chief Executive Officer. "We also generated strong cash flow, which enabled us to further pay down our revolver debt and improve our leverage position. As we look ahead to the remainder of the year, we believe we can continue to improve our margins and further strengthen our balance sheet."

Sensata’s ending cash balance at June 30, 2016 was $309.1 million. During the first six months of 2016, the Company generated operating cash flow of $246.6 million and free cash flow of $182.2 million. The Company’s total gross indebtedness at June 30, 2016 was $3.5 billion, a reduction of $168.1 million from December 31, 2015 as a result of debt repayment.
Segment Performance

	Three months ended		Six months ended
$ in 000s	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Performance Sensing net revenue	$615,570	$606,353	$1,212,745	$1,197,605
Performance Sensing profit from operations	152,525	153,008	298,312	296,880
% of Performance Sensing revenue	24.8%	25.2%	24.6%	24.8%

Sensing Solutions net revenue	$211,975	$164,092	$411,349	$323,525
Sensing Solutions profit from operations	68,175	52,117	131,423	101,335
% of Sensing Solutions revenue	32.2%	31.8%	31.9%	31.3%
Performance Sensing’s profit from operations as a percentage of revenue totaled 24.8 percent in the second quarter of 2016. The impact of changes in foreign exchange rates and the CST acquisition lowered Performance Sensing’s profit from operations as a percentage of revenue by 120 basis points in the second quarter of 2016. Sensing Solution’s profit from operations as a percentage of revenue totaled 32.2 percent in the second quarter of 2016. The impact of changes in foreign exchange rates and the CST acquisition lowered Sensing Solution’s profit from operations as a percentage of revenue by 80 basis points in the second quarter of 2016.
Guidance
Sensata anticipates net revenue of $770 to $810 million for the third quarter 2016 as compared to third quarter 2015 net revenue of $727 million. In addition, the Company expects adjusted earnings per share for the third quarter 2016 to be between $0.70 and $0.76. This guidance assumes a diluted share count of 171.6 million for the third quarter 2016.
For the full year 2016, the Company anticipates net revenue of $3.17 to $3.25 billion which, at the midpoint, represents growth of 7.9% compared to the full year 2015 net revenue of $2.98 billion. In addition, the Company expects adjusted net income of $480 million to $505 million, or $2.80 to $2.94 per diluted share for the full year 2016. At the midpoint, this represents 4% growth compared to full year 2015 adjusted net income per diluted share of $2.75. This guidance assumes a diluted share count of 171.5 million for the full year 2016.
Conference Call & Webcast
The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results and its outlook for the remainder of the year. The dial-in numbers for the call are 1-877-486-0682 (toll-free) or +1-706-634-5536 (international) and the Conference ID is 43137786. A live webcast and a replay of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in fourteen countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.
Use of Non-GAAP Financial Measures

The non-GAAP financial measures referenced by Sensata in this press release are organic revenue growth; adjusted net income; adjusted net income margin; adjusted earnings per diluted share; and free cash flow. Organic revenue growth is defined as the percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the impact of acquisitions, exited businesses, and the effects of changes in foreign currency exchange rates.

Adjusted net income is defined as net income excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted earnings per share is calculated by dividing adjusted net income by the number of diluted weighted average ordinary shares outstanding in the period. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment and capitalized software.

There are limitations in using non-GAAP financial measures as they are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly and annual performance. We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities.
Safe Harbor Statement
This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments, and business strategies. Such forward-looking statements include, among other things, our anticipated results for the third quarter and full year 2016. Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require us to lower prices or could result in reduced demand for our products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with our non-US operations and international business; litigation and disputes involving us, including the extent of intellectual property, product liability, warranty, and recall claims asserted against us; risks associated with our historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with our substantial indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net revenue	$827,545	$770,445	$1,624,094	$1,521,130
Operating costs and expenses:
Cost of revenue	537,441	517,875	1,065,819	1,024,508
Research and development	32,288	31,242	63,639	61,978
Selling, general and administrative	77,660	73,008	149,591	137,404
Amortization of intangible assets	50,563	45,075	101,010	90,884
Restructuring and special charges	1,475	10,089	2,330	10,809
Total operating costs and expenses	699,427	677,289	1,382,389	1,325,583
Profit from operations	128,118	93,156	241,705	195,547
Interest expense, net	(41,757)	(31,562)	(84,025)	(66,323)
Other, net	130	(12,085)	5,618	(33,842)
Income before taxes	86,491	49,509	163,298	95,382
Provision for income taxes	20,981	8,609	37,176	19,127
Net income	$65,510	$40,900	$126,122	$76,255

Net income per share:
Basic	$0.38	$0.24	$0.74	$0.45
Diluted	$0.38	$0.24	$0.74	$0.44

Weighted-average ordinary shares outstanding:
Basic	170,723	170,007	170,563	169,747
Diluted	171,343	171,667	171,299	171,464

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$65,510	$40,900	$126,122	$76,255
Other comprehensive income/(loss), net of tax:
Deferred gain/(loss) on derivative instruments, net of reclassifications	178	(17,132)	(16,525)	4,372
Defined benefit and retiree healthcare plans	59	407	267	18
Other comprehensive income/(loss)	237	(16,725)	(16,258)	4,390
Comprehensive income	$65,747	$24,175	$109,864	$80,645

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$309,120	$342,263
Accounts receivable, net of allowances	535,488	467,567
Inventories	346,120	358,701
Prepaid expenses and other current assets	105,593	109,392
Total current assets	1,296,321	1,277,923
Property, plant and equipment, net	709,260	694,155
Goodwill	3,013,693	3,019,743
Other intangible assets, net	1,168,301	1,262,572
Deferred income tax assets	32,034	26,417
Other assets	69,312	18,100
Total assets	$6,288,921	$6,298,910

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$139,203	$300,439
Accounts payable	323,062	290,779
Income taxes payable	19,137	21,968
Accrued expenses and other current liabilities	247,867	251,989
Total current liabilities	729,269	865,175
Deferred income tax liabilities	405,344	390,490
Pension and other post-retirement benefit obligations	33,966	34,314
Capital lease and other financing obligations, less current portion	34,341	36,219
Long-term debt, net of discount and deferred financing costs, less current portion	3,263,061	3,264,333
Other long-term liabilities	34,981	39,803
Total liabilities	4,500,962	4,630,334
Total shareholders’ equity	1,787,959	1,668,576
Total liabilities and shareholders’ equity	$6,288,921	$6,298,910

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the six months ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net income	$126,122	$76,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51,345	48,808
Amortization of deferred financing costs and original issue discounts	3,678	3,231
Currency remeasurement gain on debt	(39)	(654)
Share-based compensation	8,522	7,581
Loss on debt financing	—	25,538
Amortization of inventory step-up to fair value	2,319	—
Amortization of intangible assets	101,010	90,884
Deferred income taxes	15,599	6,844
Unrealized (gain)/loss on hedges and other non-cash items	(2,004)	2,335
Changes in operating assets and liabilities, net of effects of acquisitions	(59,921)	(48,623)
Net cash provided by operating activities	246,631	212,199

Cash flows from investing activities:
Acquisition of CST, net of cash received	4,688	—
Acquisition of Schrader, net of cash received	—	(958)
Other acquisitions, net of cash received	—	3,881
Additions to property, plant and equipment and capitalized software	(64,466)	(86,801)
Investment in equity securities	(50,000)	—
Proceeds from the sale of assets	650	—
Net cash used in investing activities	(109,128)	(83,878)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	3,067	13,266
Proceeds from issuance of debt	—	1,795,120
Payments on debt	(168,679)	(1,892,263)
Payments to repurchase ordinary shares	(4,516)	(50)
Payments of debt issuance costs	(518)	(28,928)
Net cash used in financing activities	(170,646)	(112,855)
Net change in cash and cash equivalents	(33,143)	15,466
Cash and cash equivalents, beginning of period	342,263	211,329
Cash and cash equivalents, end of period	$309,120	$226,795

Net Revenue by Business, Geography and End Market

(% of total net revenue)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Performance Sensing	74.4%	78.7%	74.7%	78.7%
Sensing Solutions	25.6%	21.3%	25.3%	21.3%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Americas	42.8%	41.2%	43.2%	41.0%
Europe	33.0%	33.1%	33.2%	33.1%
Asia	24.2%	25.7%	23.6%	25.9%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)[1]	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
European automotive	25.5%	28.4%	25.5%	28.2%
North American automotive	20.0%	21.3%	20.0%	21.2%
Asian automotive	16.8%	17.3%	16.5%	17.3%
Rest of world automotive	0.2%	0.9%	0.2%	0.9%
Heavy vehicle off-road	13.6%	12.6%	14.1%	12.8%
Appliance and heating, ventilation and air-conditioning	5.7%	6.2%	5.7%	6.2%
Industrial	9.0%	5.4%	9.5%	5.4%
All other	9.2%	7.9%	8.5%	8.0%
Total	100.0%	100.0%	100.0%	100.0%

1 Reclassification of certain acquired product lines has led to retrospective adjustments of certain of end-market percentages. Revenues have shifted from Industrial into the European, North American and Asian automotive end-markets.

The following unaudited table reconciles the Company’s net income to adjusted net income for the three and six months ended June 30, 2016 and 2015.

(In 000s, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net income	$65,510	$40,900	$126,122	$76,255
Restructuring and special charges	3,161	22,023	6,800	23,179
Financing and other transaction costs	275	5,974	1,056	25,796
Deferred (gain)/loss on other hedges	(8,294)	2,424	(21,567)	6,462
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	51,891	46,308	105,757	93,654
Deferred income tax and other tax expense	9,942	5,368	15,699	6,854
Amortization of deferred financing costs	1,834	1,578	3,678	3,231
Total adjustments	$58,809	$83,675	$111,423	$159,176
Adjusted net income	$124,319	$124,575	$237,545	$235,431
Weighted average diluted shares outstanding	171,343	171,667	171,299	171,464
Adjusted net income per diluted share	$0.73	$0.73	$1.39	$1.37
The Company’s definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). The Company’s deferred provision for/(benefit from) income taxes includes adjustments in book-to-tax basis differences primarily related to the step-up in fair value of fixed and intangible assets and goodwill, utilization of net operating losses and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As the Company treats deferred income tax and other tax expense/(benefit) as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: ($0.0) million and $(0.2) million for the three months ended June 30, 2016 and 2015, respectively, and ($0.1) million and ($0.3) million for the six months ended June 30, 2016 and 2015, respectively; and Restructuring and special charges: ($0.3) million and ($1.0) million for the three months ended June 30, 2016 and 2015, respectively, and ($0.3) million and ($1.1) million for the six months ended June 30, 2016 and 2015, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile Net income to adjusted net income were recorded for the three and six months ended June 30, 2016 and 2015.

($ in 000s)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Cost of revenue	$3,551	$14,121	$6,924	$23,326
Selling, general and administrative	1,075	5,644	2,720	5,902
Amortization of intangible assets	49,130	43,719	98,198	88,335
Restructuring and special charges	904	9,847	1,704	9,945
Interest expense, net	1,834	1,578	3,678	3,231
Other, net	(7,627)	8,398	(17,500)	26,583
Provision for income taxes	9,942	368	15,699	1,854
Total adjustments	$58,809	$83,675	$111,423	$159,176
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$110,429	$109,089	$246,631	$212,199
Additions to property, plant and equipment and capitalized software	(30,231)	(48,923)	(64,466)	(86,801)
Free cash flow	$80,198	$60,166	$182,165	$125,398

The following unaudited table reconciles the Company’s projected GAAP earnings per share to projected adjusted net income per diluted share for the three months ended September 30, 2016 and full year ended December 31, 2016. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended September 30, 2016		Full year ended December 31, 2016
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.32	$0.37	$1.41	$1.54
Restructuring and special charges	0.01	0.02	0.05	0.06
Financing and other transaction costs	—	—	0.01	0.01
Deferred (gain)/loss on other hedges	—	—	(0.13)	(0.13)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.30	0.30	1.21	1.21
Deferred income tax and other tax expense/(benefit)	0.06	0.06	0.21	0.21
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected Adjusted net income per diluted share	$0.70	$0.76	$2.80	$2.94
Weighted average diluted shares outstanding	171,600	171,600	171,500	171,500
# # #

Contacts:

Investors:	News Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Jyoung2@sensata.com	ataxiarchos@sensata.com